Exhibit 99.1

Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
Famous Dave’s Reports First Quarter Earnings of $0.15 per share
MINNEAPOLIS, April 22, 2009 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $33.8 million and $1.3 million, respectively, or $0.15 per diluted share, for its fiscal first quarter ended March 29, 2009. This compares to revenue and net income of $33.7 million and $835,000, or $0.09 per diluted share for the comparable period in 2008.
Same store sales for company-owned restaurants open for 24 months or more decreased 5.5 percent during the quarter, while same store sales for its franchise-operated restaurants declined 6.2 percent. Franchise royalty revenue for the quarter totaled $4.2 million, essentially flat to the comparable period in 2008.
Sales for company-owned restaurants in the first quarter reflects the comparable sales decline, partially offset by three new restaurants that have opened since the first quarter of 2008, and weighted average price increases of approximately 3.6 percent.
“Our operations team has been extremely focused and energized in response to the tough economic times our industry faces, and they performed well during first quarter,” said Christopher O’Donnell, President and Chief Executive Officer. “Our diligence in managing costs was also very important to the results for this quarter. As we progress through the second quarter, we are working more aggressively than ever to drive up our sales numbers and reduce our costs. The economic landscape obviously continues to be difficult, and we are committed to improving our results despite that backdrop,” O’Donnell said.
Earnings for the first quarter increased on a year-over-year basis, reflecting reductions in food and beverage costs, as well as other year-over-year cost reductions. The decrease in food and beverage costs is largely attributable to capturing opportunity in the market by utilizing shorter term contracts.
The company’s 2009 first quarter also reflected the following:
•	An increase in labor and benefits expense year-over-year reflecting a higher level of medical claims for the current year. Additionally, the prior year benefitted from an adjustment that reduced insurance reserves that was not repeated in the current year. The net impact of these items was approximately $228,000, or $0.02 per diluted share.

•	Lower depreciation expense due to impairments recorded in 2008 for several company-owned locations.

•	A decrease of almost 8% in general and administrative costs resulting from an intensified focus on these costs, including lower salaries and benefits as well as travel and entertainment costs. Additionally, there were cost savings due to lower stock-based compensation of approximately $140,000, or $0.01 per diluted share, the non-recurrence of prior year executive search fees, and lower professional fees.

•	No pre-opening expenses in the first quarter of 2009 compared to pre-opening expenses of approximately $250,000 in the first quarter of 2008.

•	Costs associated with closed restaurants, such as utilities, of approximately $106,000 related to the Atlanta restaurants that were closed in November 2008 as we continue to pursue lease termination discussions. This amount also includes closure costs for a location in W. Saint Paul, Minnesota that closed on March 29, 2009, at the end of its original lease term. These costs are reflected in the asset impairment and estimated lease termination and other closing costs section of the statement of operations.

•	Cash generated by operations of $3.8 million for the first quarter of 2009, was primarily used to pay-down $3.0 million, or 17% of our line of credit balance and for capital expenditures for our existing company-owned restaurants.
Stock-based Compensation
Earnings results for the first quarter of 2009 included approximately $140,000 or $0.01 per diluted share, in compensation expense as related to the company’s stock-based incentive programs, as compared to approximately $280,000 or $0.02 per diluted share, for the prior year comparable period.
Marketing and Development
Development and marketing highlights during the quarter included a successful “limited time offer” of BBQ shrimp, as well as the promotion of value-driven menu items in order to increase guest visits.
Famous Dave’s opened five new franchise-operated restaurants during the first quarter, in Everett, WA, Scarborough, ME, North Las Vegas, NV, Wilmington, DE, and Springfield, MA. One franchise-operated location closed during the quarter in Braintree, MA. Subsequent to quarter end, we opened a franchise location in New York City (Times Square) and closed a company-owned location in Minnesota. Famous Dave’s ended the quarter with 174 restaurants, including 47 company-owned restaurants and 127 franchise-operated restaurants, located in 37 states.
Outlook
Famous Dave’s reiterates its guidance on restaurant development issued in its fourth quarter earnings release, and anticipates opening a total of eight to ten franchise-operated restaurants in 2009.
Conference Call
The company will host a conference call tomorrow, April 23, 2009, at 10:00 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 46 locations and franchises 128 additional units in 37 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended
	March 29,	March 30,
	2009	2008
	(unaudited)	(unaudited)
Revenue:
Restaurant sales, net	$29,291	$29,247
Franchise royalty revenue	4,175	4,167
Franchise fee revenue	75	115
Licensing and other revenue	246	186

Total revenue	33,787	33,715

Costs and expenses:
Food and beverage costs	8,778	8,939
Labor and benefits costs	9,311	9,182
Operating expenses	7,550	7,493
Depreciation and amortization	1,312	1,461
General and administrative expenses	4,300	4,653
Asset impairment and estimated lease termination and other closing costs	106	—
Pre-opening expenses	—	254
Gain on disposal of property	—	(6)

Total costs and expenses	31,357	31,976

Income from operations	2,430	1,739

Other expense:
Interest expense	(474)	(511)
Interest income	34	58
Other income (expense), net	10	(1)

Total other expense	(430)	(454)

Income before income taxes	2,000	1,285

Income tax expense	(680)	(450)

Net income	$1,320	$835

Basic and Diluted net income per common share	$0.15	$0.09

Weighted average common shares outstanding — basic	9,082,000	9,611,000

Weighted average common shares outstanding — diluted	9,087,000	9,773,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended
	March 29, 2009	March 30, 2008
Food and beverage costs (1)	30.0%	30.6%
Labor and benefits (1)	31.8%	31.4%
Operating expenses (1)	25.8%	25.6%
Depreciation & amortization (restaurant level) (1)	4.0%	4.6%
Depreciation & amortization (corporate level) (2)	0.4%	0.3%
General and administrative (2)	12.7%	13.8%
Asset impairment and estimated lease termination and other closing costs (1)	0.4%	0.0%
Pre-opening expenses & net gain on disposal(1)	0.0%	0.9%

Total costs and expenses (2)	92.8%	94.8%
Income from operations (2)	7.2%	5.2%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 29, 2009	December 28, 2008
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$2,029	$1,687
Other current assets	10,559	11,604
Property, equipment and leasehold improvements, net	56,964	58,129
Other assets	2,237	1,981

Total assets	$71,789	$73,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Line of Credit	$15,000	$18,000
Other current liabilities	12,154	12,060
Long-term obligations	17,019	17,157
Shareholders’ equity	27,616	26,184

Total liabilities and shareholders’ equity	$71,789	$73,401

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended
	March 29,	March 30,
	2009	2008
Total weighted average weekly net sales (AWS):
Company-Owned	$47,939	$50,512
Franchise-Operated	$54,660	$55,684

AWS 2005 and Post 2005: (1)
Company-Owned	$59,030	$68,065
Franchise-Operated	$60,836	$63,297
AWS Pre-2005: (1)
Company-Owned	$44,137	$46,349
Franchise-Operated	$46,272	$47,012

Operating weeks:
Company-Owned	611	579
Franchise-Operated	1,594	1,538

Comparable net sales (24 month):
Company-Owned %	(5.5%)	3.6%
Franchise-Operated %	(6.2%)	(3.3%)

Total number of restaurants:
Company-Owned	47	45
Franchise-Operated	127	123

Total	174	168

Total number of comparable restaurants:
Company-Owned	39	38
Franchise-Operated	92	77

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.